Exhibit 10.105

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of May 4, 2004, between Clayton I. Duncan, an individual with an address at 12465 Creedmoor Road, Raleigh, North Carolina, 27614 (the “Employee”), and Incara Pharmaceuticals Corporation, a Delaware corporation with an address at 79 T.W. Alexander Drive, 4410 Research Commons, Suite 200, Research Triangle Park, North Carolina 27709 (together with its affiliates, subsidiaries, directors, managers, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing, collectively, the “Employer”), and Goodnow Capital, L.L.C., a Delaware limited liability company (“Goodnow”) and Xmark Asset Management, LLC, a New York limited liability company (together with Goodnow and their respective affiliates, subsidiaries, directors, managers, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing, collectively, “Xmark”).

W I T N E S S E T H :

WHEREAS, Employee and Employer are parties to an employment agreement dated as of December 11, 2000 (the “Initial Employment Agreement”), as amended as of July 2003 (the “First Amendment”) (collectively, the “Employment Agreement”), a copy of the Initial Employment Agreement and the First Amendment are attached hereto as Exhibit A;

WHEREAS, Employee has elected to resign from his positions President and Chief Executive Officer of Employer, and declines to continue to serve as Chairman of the Board of the Employer, and has agreed to commence providing Transition Services (as defined below in paragraph 5 of this Agreement) to Employer as a consultant until June 15, 2004 (the “Separation Date”);

WHEREAS, the parties contemplate that, upon the completion of the Transition Services, Employee shall execute and deliver the release agreement in the form attached hereto as Exhibit B (the “Release Agreement”); and

WHEREAS, Employee and Employer intend that this Agreement shall be in full satisfaction of all existing or future rights under the Employment Agreement, the Severance Agreement dated September 23, 1999 (as amended, the “Severance Agreement”), or any other oral or written agreement between the parties regarding Employee’s employment with Employer or separation therefrom, including the payment of any severance;

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination of Employment Agreement. Employee acknowledges and understands that Employee’s employment under the Employment Agreement shall terminate as of May 4, 2004. Employee further acknowledges that Employee has received all salary and benefits to which Employee is entitled as a result of Employee’s employment, except as otherwise expressly provided in this Agreement or pursuant to the Employer’s 1994 Stock Option Plan. Employee hereby resigns from all boards and committees in connection with his employment with Employer and service to the Employer, including but not limited to the Board of Directors of Employer, effective as of the date hereof (the “Effective Date”). Employee understands that except as otherwise provided under this Agreement, Employee is entitled to nothing further from the Employer, including reinstatement by Employer.

2. Representations; Covenants.

(a) Employee hereby represents and warrants to the Employer and to Xmark: (i) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against the Employer or Xmark, nor has Employee agreed to do any of the foregoing; (ii) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or claim against the Employer or Xmark relating to his employment or separation from the Employer; and (iii) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any claim against the Employer or Xmark. In addition, Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or claim against the Employer or Xmark based upon or relating to Employee’s employment or separation from the Employer.

(b) From and after the date hereof until the first anniversary of the Separation Date, Employee shall not, directly or indirectly, without the prior written consent of the Employer solicit or induce any employee of the Employer or any affiliate to leave the employ of the Employer or any affiliate or hire for any purpose any employee of the Employer or any affiliate or any employee who has left the employment of the Employer or any affiliate within 12 months of the termination of said employee’s employment with the Employer; provided, however, Employee may hire any such former employee if such former employee certifies in a signed writing, reasonably satisfactory in form and substance to the Employer, that he or she was not solicited or induced by Employee.

3. Consideration. In consideration of Employee’s execution of this Agreement and the Release Agreement, Employer shall provide Employee with the following:

(a) An aggregate of $180,000 (less customary withholdings and deductions) shall be payable as a lump sum upon Employee’s execution and delivery of this Agreement to Employer;

(b) An aggregate $180,000 (less customary withholdings and deductions) shall be payable as a lump sum on the eighth day after Employee’s execution and delivery of the Release Agreement and the expiration of the revocation period (which is a condition to such payment) which Release Agreement shall be executed on the Separation Date; and

(c) Reimbursement of Employee’s COBRA premiums for 18 months following the Separation Date, plus an additional amount (payable as and when such premiums are due) equal to the cost of the premiums for Employee to obtain 12 additional months of medical benefits comparable to Employer’s benefit plan as determined by Employer’s Board of Directors as of the Separation Date. Employee shall be required to present Employer with invoices demonstrating payment for continued health care. Employee also shall be obligated to inform Employer if he obtains coverage from another health insurance carrier during this time period in which case Employer’s obligations under this paragraph 3(c) shall immediately cease.

Employee acknowledges that the payments set forth in this paragraph 3 constitute the full satisfaction of Employer’s obligations under the Employment Agreement, the Severance Agreement, or any other oral or written agreement between the parties relating to Employee’s employment or separation therefrom, including the payment of severance. Employee further acknowledges that the amount set forth above in this paragraph 3 provides for payments on an accelerated basis as compared to that which Employee would otherwise be entitled, and Employee acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of the Employer that it has done anything wrong. Employee agrees that Employee will not seek anything further from the Employer.

4. Stock Options; Vesting; Exercise Period. All of Employee’s stock options granted on or before April 30, 2004 shall vest as of the Separation Date. As additional consideration for Employee’s execution and delivery of this Agreement and the Release Agreement and the expiration of the revocation period contemplated by the Release Agreement, Employer shall extend the period during which Employee may exercise his options through the second anniversary of the Separation Date (the “Extended Exercise Period”) to the extent not otherwise exercisable through such Separation Date in accordance with their terms as provided in the Employment Agreement. Employee acknowledges that the Extended Exercise Period is greater than the exercise period during which Employee would otherwise be required to exercise certain of his options, and understands that, if Employee breaches any portion of this Agreement or the Release Agreement, the Extended Exercise Period shall immediately lapse, and Employee shall be required to exercise his options within the time period otherwise prescribed in Employer’s 1994 Stock Option Plan (which Employee acknowledges may occur after the period permitted by such plan, in which case such options may not actually be exercisable). Employee further understands and agrees that, during the first 180 days after the Effective Date, Employee shall not be permitted to sell transfer, assign or otherwise dispose of any common stock of Employer or any of his options to acquire such common stock (including any of the foregoing owned by Employee’s family controlled entities and immediate family members, excluding Employee’s children over 21 years of age); provided, however, during the period beginning on the 91st day and ending on the 180th day after the Effective Date, Employee may sell up to 150,000 shares of such common stock; provided, further, however, Employee may transfer for no consideration shares of such common stock to his lineal descendants, as long as (a) such transferees agree in writing prior to any such transfer to be bound by the restrictions contained herein, and (b) Employee gives Employer 10 days’ written notice of any such transfer.

5. Transition Services. In consideration of Employee’s execution and delivery of this Agreement, Employee shall use his reasonable best efforts to perform the Transition Services for Employer. “Transition Services” shall mean engaging in such services as reasonably requested by Employer’s Acting Chief Executive Officer or Board of Directors, from time to time, until the Separation Date, including, but not limited to, providing Employee’s full cooperation in setting up introductory meetings with point people at all potential partners of the Employer, transmitting all information pertaining to each partnership, assisting the Employer with initiation of Phase I trials, and amending the Employer’s licenses with universities. Employee shall not be entitled to and shall not receive any additional compensation or consideration for providing the Transition Services as a consultant through the Separation Date. Employee shall be permitted to attend the dosing of the first patient to utilize Employer’s product.

6. Who is Bound. Employer and Employee are bound by this Agreement. Anyone who succeeds to Employee’s rights and responsibilities such as the executors of Employee’s estate is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its respective successors and assigns, is also bound. This Agreement shall inure to the benefit of the Employer, Xmark and their successors and assigns. Xmark is an express intended third party beneficiary of this Agreement.

7. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Agreement shall not be construed in favor of or against any party on the basis that the party did or did not author this Agreement or any attachment related to it. It is intended that this Agreement shall be comprehensive in nature and shall be construed liberally to effect its purposes. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall become effective upon the execution by both parties. For purposes of this Agreement, Employer shall not be deemed with the definition of “Xmark”.

8. Choice of Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of Delaware, without reference to choice of law principles thereof. The parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts of the State of Delaware with respect to all disputes, controversies or claims arising under or relating to any matter in connection with this Agreement, Employee’s employment with Employer, separation therefrom, or the payment of any severance or benefits following Employee’s separation of employment.

9. Complete Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter hereof and supersedes all prior negotiations and agreements between them. Notwithstanding the foregoing, Sections 5, 6, 8, and 10 of the Employment Agreement shall survive, except “Corporation” as used in the Employment Agreement shall mean the “Employer” as defined herein. Employee represents and warrants to Employer that Employee has at all times been in full compliance with and agrees that he shall continue to be bound by all of his obligations under the Sections of the Initial Employment Agreement referenced in this paragraph 9. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

10. Opportunity For Review. Employee represents and warrants that Employee: (a) has had sufficient opportunity to consider this Agreement; (b) has read this Agreement, (c) understands all the terms and conditions hereof, (d) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (e) has entered into this Agreement of Employee’s own free will and volition, (f) has duly executed and delivered this Agreement, (g) understands that Employee is responsible for Employee’s own attorney’s fees and costs, (h) has had the opportunity to review this Agreement with counsel, (i) understands Employee has been given a reasonable amount of time to review this Agreement before signing it and that if Employee does not sign and return this Agreement to Employer (Attn: David Cavalier) within five business days, Employer shall have no obligation to enter into this Agreement, and (j) this Agreement is valid, binding and enforceable against the parties in accordance with its terms.

Agreed to and accepted by, on this 4th day of May, 2004

Witness:	EMPLOYEE:

/s/ Clayton I. Duncan
Clayton I. Duncan

Agreed to and accepted by, on this 4th day of May, 2004

EMPLOYER:

Incara Pharmaceuticals Corporation

	BY:	/s/ David C. Cavalier
	Name:	David C. Cavalier
	Title:	Chairman of the Board